File Number: 57539-0008

February 8, 2008

Strategic American Oil Corporation
1111 West Hastings Street, Suite 320
Vancouver, British Columbia, Canada V6E 2J3

Attention:    Mr. Randall Reneau, President, Chief Executive Officer and a director

Dear Mr. Reneau:

Strategic American Oil Corporation - Registration Statement on Form S-1/A

We have acted as legal counsel to Strategic American Oil Corporation, a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1/A Amendment No. 1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on February 8, 2008. The Registration Statement relates to the registration of an aggregate of 17,594,095 shares of common stock of the company (collectively, the “Shares”) for resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”). Such Shares are comprised of 10,476,670 shares of the Company’s common stock that have been issued to certain of the Selling Shareholders and 7,117,425 shares of the Company’s common stock (collectively, the “Warrant Shares”) issuable upon the exercise of outstanding common stock purchase warrants (collectively, the “Warrants”) to acquire shares of the Company’s common stock by certain of the Selling Shareholders, as follows:

  2,341,978 shares of common stock issued at a price of $0.10 per share on October 29, 2005;

  1,259,308 shares of common stock issued at a price of $0.10 per share on March 3, 2006;

  310,000 shares of common stock issued at a price of $0.10 per share on May 31, 2006;

  1,022,145 shares of common stock and 1,022,145 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of 1,022,145 units at a price of $0.35 per unit on July 7, 2006;

  1,100,000 shares of common stock and 1,100,000 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 1,100,000 units at a price of $0.50 per unit on July 17, 2006;

  180,000 shares of common stock and 180,000 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 180,000 units at a price of $0.50 per unit on October 5, 2006;

  683,333 shares of common stock and 683,333 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 683,333 units at a price of $0.60 per unit on October 6, 2006;

  169,667 shares of common stock and 169,667 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 169,667 units at a price of $0.60 per unit on November 15, 2006;

  819,171 shares of common stock and 819,171 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 819,171 units at a price of $0.60 per unit on December 6, 2006;

  1,680,569 shares of common stock and 1,680,569 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 1,680,569 units at a price of $0.60 per unit on April 30, 2007;

  185,833 shares of common stock and 185,833 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 185,833 units at a price of $0.60 per unit on May 31, 2007;

  385,000 Warrant Shares issuable upon exercise of Warrants at $0.35 per share issued on July 5, 2007;

  4,000 Warrant Shares issuable upon exercise of Warrants at $0.50 per share issued on July 5, 2007;

  163,041 Warrant Shares issuable upon exercise of Warrants at $0.60 per share issued on July 5, 2007;

  724,666 shares of common stock and 724,666 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 724,666 units at a price of $0.60 per unit on October 31, 2007.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated February 8, 2008; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings, including resolutions of the directors approving the transactions described above; (e) the subscription agreements entered into between the Selling Shareholders and the Company with respect to the transactions described above; (f) the form of the certificates representing the Warrants described above; (g) an Officer’s Certificate executed by Johnathan Lindsay, the Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director of the Company; and (h) such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	the Shares held by the Selling Shareholders are validly issued, fully paid and non- assessable shares of the Company’s common stock; and

2.

upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(i)

the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

(ii)

we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

(iii)

we have assumed that each subscription agreement executed between the Selling Shareholders and the Company pursuant to which the securities described above have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms;

(iv)

we have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Interest of Named Experts and Counsel”.

Yours truly,

“Lang Michener LLP”